                                                                                   Exhibit 99.1

                                                  PRESS RELEASE

                                                     Contact: John B. Simmons
                                                     Chief Financial Officer
                                                     713-751-2715

FOR IMMEDIATE RELEASE
Stewart & Stevenson announces the appointment of new Directors

Houston, February 24, 2011 – Stewart & Stevenson LLC announced today the appointment of Anthony G. Petrello, J. Robinson West, and Munawar (Micki) H. Hidayatallah as three new members to serve on its Board of Directors.

Mr. Petrello has been President and Chief Operating Officer of Nabors Industries Ltd. since 1992, a Director since 1991, and Deputy Chairman from 2003.  He holds a J.D. degree from Harvard Law School and B.S. and M.S. degrees in Mathematics from Yale University.

Mr. West is Chairman and CEO of PFC Energy, an international energy consulting firm.  He is a Director of Key Energy Services and Magellan Petroleum Corporation.  Mr. West is Chairman of the United States Institute of Peace and served as Assistant Secretary of the Interior in the Reagan administration.  He holds a B.A. from the University of North Carolina and a J.D. degree from Temple University. He is a member of the National Petroleum Council and the Council on Foreign Relations.

Mr. Hidayatallah served as Chairman and CEO of Allis Chalmers Energy Inc. from 2001 to 2011.  He was Chief Financial Officer of IRI International Corporation from 1994-1999 and served as a Director of the company prior to its merger with National Oilwell in 2000.  Mr. Hidayatallah is a member of the Institute of Chartered Accountants.

“We are delighted with the participation on our Board of new directors with enormous knowledge of the energy industry,” said Hushang Ansary, Chairman of Stewart & Stevenson. “They bring wisdom and extensive experience to our Company at an exciting juncture in its history from which our customers, our employees and the industries that we have long served will benefit.”

Stewart & Stevenson, headquartered in Houston, is a leading designer, manufacturer and distributor of specialized equipment for the oil and gas and other industries.